                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                       BORG-WARNER SECURITY CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                       BORG-WARNER SECURITY CORPORATION
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[_]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[X]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                       BORG-WARNER SECURITY CORPORATION

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                                              Chicago, Illinois
                                                                 March   , 1995

To the Stockholders:

The Annual Meeting of Stockholders of Borg-Warner Security Corporation will be held on Tuesday, April 25, 1995, at 10:00 a.m. at the Company's headquarters located at 200 South Michigan Avenue, Chicago, Illinois, for the following purposes:

  1.To elect the Class III Directors to serve for the next three years;

  2.To ratify the designation of Deloitte & Touche LLP as independent auditors for the Company for 1995; and

  3.To transact such other business as may properly come before the meeting or any adjournment or postponement thereof, including any proposals by stockholders.

Only holders of shares of Common Stock at the close of business on March 14, 1995 will be entitled to vote at the meeting or any adjournment or postponement thereof.

Admission to the meeting will be by ticket only. If you are a stockholder whose shares are held through an intermediary such as a bank or broker and you plan to attend, please request a ticket by writing to the Office of the Secretary, Borg-Warner Security Corporation, 200 South Michigan Avenue, Chicago, Illinois 60604. Evidence of your ownership as of the record date for the meeting, which you can obtain from your bank, broker or other intermediary, must accompany your letter. If you are a stockholder of record and plan to attend, please check the appropriate box on the proxy card or request a ticket by writing to the Office of the Secretary and an admission ticket will be mailed to you.

                                          By order of the Board of Directors

                                          Edwin L. Lewis, III
                                          Secretary

PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. YOUR VOTE IS IMPORTANT.

                        BORG-WARNER SECURITY CORPORATION
                           200 SOUTH MICHIGAN AVENUE
                            CHICAGO, ILLINOIS 60604

                               ----------------

                                PROXY STATEMENT

                               ----------------

                                 March   , 1995

  This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Borg-Warner Security Corporation (the "Company") to be used at the Annual Meeting of Stockholders of the Company to be held at 10:00 a.m. on April 25, 1995 at the Company's headquarters, 200 South Michigan Avenue, Chicago, Illinois. This Proxy Statement and accompanying
form of proxy are being mailed to stockholders beginning on or about March   ,
1995. The Company's Annual Report for the year ended December 31, 1994 is enclosed.

  Only stockholders of record at the close of business on March 14, 1995 will be entitled to vote at the meeting. As of such date, there were 21,793,425 shares of Common Stock issued and outstanding. Each share of Common Stock entitles the holder to one vote. Holders of the Company's Series I Non-Voting Common Stock are not entitled to notice of, or to vote at, the Annual Meeting.

  The enclosed proxy, if properly signed and returned, will be voted in accordance with its terms. Any proxy returned without specification as to any matter will be voted as to each proposal in accordance with the recommendation of the Board of Directors. You may revoke your proxy at any time before the vote is taken by delivering to the Secretary of the Company written revocation or a proxy bearing a later date, or by attending and voting at the Annual Meeting.

  The cost of solicitation of proxies will be borne by the Company. In addition to solicitation of proxies by use of the mail, proxies may be solicited by directors, officers and regularly engaged employees of the Company. Brokers, nominees and other similar record holders will be requested to forward solicitation material and will be reimbursed by the Company upon request for their out-of-pocket expenses.

  Votes cast by proxy or in person at the meeting will be tabulated by the election inspectors appointed for the meeting and will determine whether a quorum is present. Unless otherwise indicated herein, the election inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

1. ELECTION OF DIRECTORS

  The Company's Board of Directors is divided into three classes. Three nominees (the "Class III directors") are to be elected at this meeting to serve for a term of three years and until their successors are elected and qualified. Three other directors (the "Class I directors") have terms expiring at the 1996 Annual Meeting of Stockholders and three other directors (the "Class II directors") have terms expiring at the 1997

Annual Meeting of Stockholders. Each of the nominees for election as a Class III director is presently a director of the Company and has agreed to serve if elected. In the event that any nominee should become unavailable for election, the Board of Directors may designate a substitute nominee, in which event the shares represented by proxies at the meeting will be voted for such substitute nominee unless an instruction to the contrary is indicated on the proxy card. A plurality of votes of shares of Common Stock present in person or by proxy at the meeting is required to elect a director.

  The following table sets forth as of March 14, 1995, with respect to each nominee and each director continuing to serve, his name, age, principal occupation, the year in which he first became a director of the Company and directorships in other corporations.

                                              PRINCIPAL OCCUPATION
 CLASS III DIRECTORS        AGE                AND DIRECTORSHIPS
 -------------------        ---               --------------------
 J. Joe Adorjan              56 President of Emerson Electric Co., a
 1993                           manufacturer of electronic, electrical and
                                other products, since 1992. Mr. Adorjan was
                                Chairman and Chief Executive Officer of Esco
                                Electronics Corporation from 1990 to 1992 and
                                Vice Chairman of Emerson Electric Co. from 1988
                                to 1990. Mr. Adorjan is also a director of
                                Allendale Mutual Insurance Co., Emerson
                                Electric Co. and Esco Electronics Corporation.
 James J. Burke, Jr.         43 Managing Partner and director of First Capital
 1987                           Partners, Inc. ("FCP"), an investment firm,
                                since July 1994 and director of Merrill Lynch
                                Capital Partners, Inc. ("MLCP"), an investment
                                firm, since 1988. Mr. Burke was Managing
                                Partner of MLCP from 1993 to 1994 and was
                                President and Chief Executive Officer of MLCP
                                from 1987 to 1993. Mr. Burke is also a director
                                of Amstar Corporation, Ann Taylor Stores
                                Corporation, Pathmark Stores, Inc., Supermarket
                                General Holding Corporation, United Artists
                                Theatre Circuit, Inc., Wherehouse
                                Entertainment, Inc. and World Color Press, Inc.
 Albert J. Fitzgibbons, III  49 Partner and director of FCP since July 1994 and
 1987                           director of MLCP since 1988. Mr. Fitzgibbons
                                was a Partner of MLCP from 1993 to 1994 and was
                                Executive Vice President of MLCP from 1988 to
                                1993. Mr. Fitzgibbons is also a director of
                                Amstar Corporation, Borg-Warner Automotive,
                                Inc., Eckerd Corporation and United Artists
                                Theatre Circuit, Inc.
 CLASS I DIRECTORS
 -----------------
 Donald C. Trauscht          61 Chairman of the Board (since December 1992),
 1987                           Chief Executive Officer and President (since
                                January 1992). Mr. Trauscht was Chief Operating
                                Officer and President from September 1991 to
                                January 1992; Chief Operating Officer and Vice
                                President from 1990 to 1991; Vice President--
                                Finance and Strategy from 1987 to 1990. Mr.
                                Trauscht is also a director of Baker Hughes
                                Incorporated, Blue Bird Corporation, Borg-
                                Warner Automotive, Inc., Esco Electronics
                                Corporation and Thiokol Corporation.
 Robert A. McCabe            60 President of Pilot Capital Corporation, an
 1993                           investment firm, since 1987. Mr. McCabe is also
                                a director of Church & Dwight Co., Inc.,
                                Morrison-Knudsen Corporation, Thermo Electron
                                Corp. and Thermo Instrument Systems Inc.

                                           PRINCIPAL OCCUPATION
 CLASS I DIRECTORS     AGE                   AND DIRECTORSHIPS
 -----------------     ---                 --------------------
 Alexis P. Michas       37 Partner and director of FCP since July 1994 and
 1987                      director of MLCP since 1989. Mr. Michas was Senior
                           Vice President of MLCP from 1989 to 1993, a Managing
                           Director in the Investment Banking Division of
                           Merrill Lynch & Co., Inc. ("ML&Co.") from 1991 to
                           1994, and a Director in the Investment Banking
                           Division of ML&Co. from 1990 to 1991. Mr. Michas is
                           also a director of Amstar Corporation, Blue Bird
                           Corporation, Borg-Warner Automotive, Inc., Eckerd
                           Corporation, Pathmark Stores, Inc. and Supermarkets
                           General Holding Corporation.
 CLASS II DIRECTORS
 ------------------
 Neal F. Farrell        60 Executive Vice President since January 1992. Mr.
 1992                      Farrell was Vice President, Chief Financial Officer
                           and General Counsel from 1990 to January 1992 and
                           Vice President and General Counsel from 1987 to
                           1990. Mr. Farrell is also a director of Calumet
                           Steel Company.
 Dale W. Lang           62 Chairman of Lang Communications, Inc., a magazine
 1993                      publishing company, since 1984.
 H. Norman Schwarzkopf  60 Author and lecturer since 1991. Mr. Schwarzkopf was
 1993                      a general in the United States Army until his
                           retirement in 1991. He was Commander in Chief,
                           United States Central Command, and Commander of
                           Operations for Desert Shield and Desert Storm. Mr.
                           Schwarzkopf is also a director of Kuhlman Corp.,
                           Pentzer Corporation and Washington Water Power
                           Company.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

  The Board of Directors held four meetings during 1994. Each director attended at least 75% of the meetings of the Board of Directors and any committee on which they served, except for J.J. Adorjan and H.N. Schwarzkopf.

  The Board of Directors has an Executive Committee, a Compensation Committee, a Finance and Audit Committee and a Nominating Committee. The present members of the Executive Committee are D.C. Trauscht (Chairman), N.F. Farrell and A.P. Michas. The Executive Committee is authorized to exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Company, except as limited by Delaware law. The Executive Committee did not meet in 1994.

  The present members of the Compensation Committee are R.A. McCabe (Chairman), A.J. Fitzgibbons, III, A.P. Michas and H.N. Schwarzkopf. The responsibilities of the Compensation Committee include reviewing and approving executive appointments and remuneration and supervising the administration of the Company's employee benefit plans. The Compensation Committee met three times during 1994.

  The present members of the Finance and Audit Committee are J.J. Adorjan (Chairman), J.J. Burke, Jr., D.W. Lang and A.P. Michas. The responsibilities of the Finance and Audit Committee include recommending to the Board of Directors the independent certified public accountants to be selected to conduct the annual audit of the books and accounts of the Company; reviewing the proposed scope of such audit and approving the audit fees to be paid; and reviewing the adequacy and effectiveness of the internal auditing, accounting and financial controls of the Company with the independent certified public accountants and the Company's financial and accounting staff. The Finance and Audit Committee met four times during 1994.

  The present members of the Nominating Committee are H.N. Schwarzkopf (Chairman), J.J. Burke, Jr. and A.J. Fitzgibbons, III. The responsibilities of the Nominating Committee include evaluating and recommending to the Board of Directors prospective nominees for the Board of Directors. The Nominating Committee will consider any person proposed by a stockholder for membership on the Board of Directors. Proposals should be sent to the Nominating Committee, in care of the Office of the Secretary. The Nominating Committee met once in 1994.

COMPENSATION OF DIRECTORS

  Directors who are not employees of the Company or its subsidiaries or affiliates of ML&Co. receive an annual retainer of $18,000 for service on the Board of Directors and $1,000 for each Board meeting attended. Committee members also receive $500 ($750, if chairman of the committee) for each committee meeting attended.

  In addition, under the present terms of the Borg-Warner Security Corporation 1993 Stock Incentive Plan, each director of the Company who is not otherwise an employee of MLCP or of the Company or any of its subsidiaries received options to purchase 10,000 shares of Common Stock having an exercise price per share equal to the fair market value of the Common Stock on November 16, 1993. Any such person who initially becomes a director after November 16, 1993 shall automatically receive options to purchase 10,000 shares of Common Stock having an exercise price equal to the fair market value of the Common Stock as of the date such person becomes a director. All such options expire ten years after the date of grant and become exercisable in equal installments on each of the first five anniversary dates of the date of grant, if on such date the optionee is still a director of the Company.

  The Company has entered into a consulting agreement with Mr. Schwarzkopf pursuant to which he has agreed to provide consulting and advisory services to the Company and its subsidiaries with respect to the development of an overall strategy for the operations of the Company and its subsidiaries and the management, training, motivation and utilization of its physical security personnel. The Company agreed to pay Mr. Schwarzkopf a consulting fee of $5,000 per month. The consulting agreement expires August 31, 1996 and may be terminated by either party for any reason at any time after August 31, 1994.

STOCK OWNERSHIP

  The following table sets forth as of March 14, 1995 certain information regarding beneficial ownership of Common Stock by all entities that, to the best knowledge of the Company, beneficially owned more than five percent of the Common Stock.

                     NAME OF BENEFICIAL                   NUMBER OF  PERCENT OF
                           OWNER                            SHARES     CLASS
                     ------------------                   ---------- ----------
   Merrill Lynch KECALP L.P. 1986........................     40,000       *
   Merrill Lynch KECALP L.P. 1987........................    200,000       *
   Merchant Banking L.P. No. 1...........................    500,000     2.3%
   ML Venture Partners II, L.P...........................    500,000     2.3%
   Merrill Lynch Capital Appreciation Partnership No.
    VIII, L.P............................................  6,628,615    30.4%
   ML Offshore LBO Partnership No. VIII..................    168,524       *
   ML Employees LBO Partnership No. I, L.P...............    164,779       *
   ML IBK Positions, Inc.................................  1,998,082     9.2%
                                                          ----------    ----
       Total ML Entities................................. 10,200,000    46.8%
                                                          ==========    ====
   Wellington Management Company(a)......................  1,386,200     6.4%

--------
*Represents less than one percent.
(a) Pursuant to a Schedule 13G dated February 3, 1995, Wellington Management Company indicated that it had shared voting power with respect to 566,000 shares and shared dispositive power with respect to 1,386,200 shares.

  The address of each of the ML Entities is c/o Merrill Lynch & Co., Inc., World Financial Center, New York, New York 10281. The address of Wellington Management Company is 75 State Street, Boston, Massachusetts 02109.

  The following table sets forth as of March 14, 1995 certain information regarding beneficial ownership of Common Stock by the Company's directors and executive officers named in the Summary Compensation Table and by all directors and executive officers as a group.

                                                            NUMBER OF PERCENT OF
   NAME OF BENEFICIAL OWNER                                 SHARES(A)   CLASS
   ------------------------                                 --------- ----------
   Donald C. Trauscht.....................................   187,947      *
   Neal F. Farrell........................................   125,089      *
   John D. O'Brien........................................   125,089      *
   Timothy M. Wood........................................    54,861      *
   J. Joe Adorjan.........................................     3,500      *
   James J. Burke, Jr. (b)................................         0      *
   Albert J. Fitzgibbons, III (b).........................         0      *
   Dale W. Lang...........................................     2,500      *
   Robert A. McCabe.......................................     4,500      *
   Alexis P. Michas (b)...................................         0      *
   H. Norman Schwarzkopf..................................     2,000      *
   All directors and executive officers of the Company (12
    persons) (b)..........................................   508,986     2.3%

--------
*  Represents less than one percent.
(a) Includes the following number of shares issuable upon the exercise of options within the next 60 days: 87,947 for Mr. Trauscht; 62,589 for Mr. Farrell; 62,589 for Mr. O'Brien; 24,861 for Mr. Wood; 2,500 for each of Messrs. Adorjan, Lang and McCabe; 2,000 for Mr. Schwarzkopf; and 250,986 for all directors and officers of the Company.
(b) Messrs. Burke, Fitzgibbons and Michas are directors of MLCP, which manages Merrill Lynch Capital Appreciation Partnership No. VIII, L.P. and ML Offshore LBO Partnership No. VIII. Such persons may be deemed to beneficially own the 6,797,139 shares of Common Stock held by such partnerships. MLCP is part of a group that beneficially owns 10,200,000 shares of Common Stock. Beneficial ownership of such shares by such individuals is expressly disclaimed.

SECTION 16(A) COMPLIANCE

  Section 16(a) of the Securities and Exchange Act of 1934 requires the Company's officers, directors and greater than 10% stockholders to file certain reports with respect to beneficial ownership of the Company's equity securities. Based on information provided to the Company by each director and executive officer, the Company believes all reports required to be filed in 1994 were timely filed.

EXECUTIVE COMPENSATION

  The following table shows, for the years ending December 31, 1992, 1993 and 1994, the cash compensation paid by the Company and its subsidiaries, as well as certain other compensation paid or accrued for those years, to the Company's Chief Executive Officer and the other persons who were serving as executive officers at December 31, 1994.

                           SUMMARY COMPENSATION TABLE

                                                  LONG TERM
                                    ANNUAL       COMPENSATION
                                COMPENSATION(A)     AWARDS
                               ----------------- ------------
                                                  SECURITIES
   NAME AND PRINCIPAL                             UNDERLYING     ALL OTHER
        POSITION          YEAR  SALARY   BONUS     OPTIONS    COMPENSATION(B)
   ------------------     ---- -------- -------- ------------ ---------------
Donald C. Trauscht......  1994 $650,000 $      0   100,000       $110,414
 Chairman of the Board    1993  650,000  359,375         0        156,882
 Chief Executive Officer  1992  650,000  300,000         0        153,698
 and President
Neal F. Farrell.........  1994  400,000        0    40,000         68,066
 Executive Vice           1993  400,000  236,719         0         96,492
 President                1992  400,000  210,000         0         97,598
John D. O'Brien.........  1994  325,000        0    30,000         50,963
 Senior Vice President    1993  325,000  179,297         0         71,077
                          1992  325,000  160,000         0         72,122
Timothy M. Wood.........  1994  275,000        0    30,000         35,359
 Vice President, Finance  1993  275,000  154,297         0         50,290
                          1992  275,000  135,000         0         50,525

--------
(a) Excludes certain non-cash benefits that are deemed compensation for federal income tax purposes. These non-cash benefits are provided by the Company to its executive officers and include group term life insurance, automobiles, use of corporate aircraft and executive financial counseling. The net cost to the Company of such benefits during the years presented did not exceed the lesser of $50,000 or 10 percent of the total of annual salary and bonus for each named executive officer.
(b) Includes amounts contributed by the Company on behalf of the named executive officers during the years presented pursuant to the provisions of the Borg-Warner Retirement Savings Plan (the "RSP") and credits made pursuant to the Borg-Warner Retirement Savings Excess Plan (the "RSP Excess Plan").

STOCK OPTIONS

  The following table sets forth information with respect to the named executive officers concerning the grant of stock options during 1994.

                             INDIVIDUAL GRANTS (A)

                                                                                          POTENTIAL
                                                                                         REALIZABLE
                                                                                      VALUE AT ASSUMED
                                                                                           ANNUAL
                                                                                       RATES OF STOCK
                                                    PERCENT OF                              PRICE
                                                  TOTAL OPTIONS                       APPRECIATION FOR
                                  NUMBER OF         GRANTED TO   EXERCISE              OPTION TERM(B)
                            SECURITIES UNDERLYING   EMPLOYEES      PRICE  EXPIRATION -------------------
             NAME             OPTIONS GRANTED(#)  IN FISCAL YEAR  ($/SH)     DATE      5%($)    10%($)
             ----           --------------------- -------------- -------- ---------- --------- ---------
   Donald C. Trauscht......        100,000             18.2      15.9375   4/26/04   1,004,063 2,534,063
   Neal F. Farrell.........         40,000              7.3      15.9375   4/26/04     401,625 1,013,625
   John D. O'Brien.........         30,000              5.5      15.9375   4/26/04     301,219   760,219
   Timothy M. Wood.........         30,000              5.5      15.9375   4/26/04     301,219   760,219

--------
(a) Options granted under the 1993 Stock Incentive Plan. All options were granted at the fair market value of a share of Common Stock on the date of grant. Options become exercisable in equal installments on the second and third anniversaries of the grant date. In the event of a change in control, all options become fully exercisable.
(b) The dollar amounts indicated in these columns result from calculations assuming 5% and 10% growth rates as required by the rules of the Securities and Exchange Commission and are not intended to forecast possible future appreciation, if any, of the Company's stock price. The actual future value of the options will depend on the market value of the Common Stock. The Company did not use an alternative formula for a grant date valuation as it is not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatile factors.

  The following table sets forth information with respect to unexercised options held by the named executive officers at the end of 1994. No such executive officer exercised any options during 1994.

                             NUMBER OF UNEXERCISED OPTIONS AT   VALUE OF UNEXERCISED IN-THE-
                                         YEAR END               MONEY OPTIONS AT YEAR END(B)
                            ---------------------------------- -------------------------------
   NAME                     EXERCISABLE(#) UNEXERCISABLE(A)(#) EXERCISABLE($) UNEXERCISABLE($)
   ----                     -------------- ------------------- -------------- ----------------
   Donald C. Trauscht......     85,307           105,360          405,208          25,460
   Neal F. Farrell.........     60,815            43,601          288,871          17,105
   John D. O'Brien.........     60,815            33,601          288,871          17,105
   Timothy M. Wood.........     23,756            32,244          112,841          10,659

--------
(a) Represents shares that could not be acquired by the named executive as of December 31, 1994, and that become exercisable upon the satisfaction of certain periods of employment.
(b) Represents the difference between the exercise price and the share price of Common Stock at December 31, 1994. An option is in-the-money if the share price of Common Stock exceeds the exercise price.

EMPLOYMENT AGREEMENTS

  The Company has employment agreements with Messrs. Trauscht, Farrell, O'Brien and Wood (the "Employment Agreements"). The Employment Agreements provide, among other things, for lump sum payments to be made to the executive if there is a termination of employment by the executive for "good reason" (which includes, among other things, termination of employment within a 30 day period following the first anniversary of a "change of control") or by the Company other than for death, "disability," "retirement" or "cause" (as such terms are defined in the Employment Agreements). Among other benefits, the Employment Agreements provide for a lump sum payment in an amount equal to up to two times the sum of (i) the executive's annual salary at the time of termination, and (ii) the amount of his most recent annual bonus award, if any. The Employment Agreements do not specify any fixed date at which such agreements expire. Each of the executives have agreed not to compete with the Company and not to disclose confidential information pertaining to the Company for a period of three years after termination of employment.

  The Employment Agreements also provide that the Company shall provide a terminated executive with life, medical, dental, health, accident and disability insurance coverage substantially similar to the coverage prior to termination for up to two years after termination (reduced by any comparable benefit received from another employer during this period) and to pay the executive up to two times the value of the annual Company contributions that would have been made to the RSP and the amounts that would have been credited to the RSP Excess Plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  During 1994, the Compensation Committee of the Board of Directors included Messrs. Fitzgibbons and Michas, each of whom was formerly an officer of the Company and is currently a director of MLCP, which is part of a group that beneficially owns approximately 47% of the outstanding Common Stock. Affiliates of such group have provided investment banking services to the Company from time to time since the acquisition by the Company of its predecessor in 1987, for which the Company has paid fees. During 1994, such affiliates did not receive any investment banking fees from the Company. Such affiliates may provide investment banking and other services to the Company in the future if retained by the Company or its Board of Directors. Pursuant to a Registration Rights Agreement entered into by certain current stockholders with the Company in 1987 and a Registration Rights Agreement entered into by certain current stockholders with BW-Automotive in connection with the Spin-Off, Merrill Lynch, Pierce, Fenner & Smith has the right to act as the underwriter with respect to public offerings requested pursuant to such agreements.

                               ----------------

  Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings by reference, including this Proxy Statement, in whole or in part, the following Compensation Committee Report on Executive Compensation and Performance Graph shall not be incorporated by reference into any such filings.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Compensation Committee of the Board of Directors is composed of directors who are not employees of the Company. The committee is responsible for setting and administering the policies that govern base salary, annual bonus and stock ownership programs for the executive officers of the Company.

 Overall Policy

  The Company's executive compensation program is designed to link executive compensation to corporate performance and returns to stockholders. To this end, the Company has developed an overall compensation strategy and specific compensation plans that tie executive compensation to the Company's success in meeting specified performance goals.

  The following compensation policies are intended to facilitate the achievement of the Company's business strategies:

  . Emphasize variable, at-risk compensation that is based on meeting specified Company performance goals.

  . Encourage a personal equity ownership to align executives' interests with those of its stockholders.

  . Enhance the Company's ability to attract, retain, and encourage the development of exceptionally knowledgeable and experienced executives.

  . Target compensation levels at rates that reflect market practices to maintain a stable, successful management team.

  The key elements of the Company's executive compensation program consist of base salary, annual bonus and stock incentives. The committee reviews the Company's executive compensation program annually. The review includes a comparison of total compensation (including base salary, annual and long-term incentives) to competitive market data obtained from two nationally recognized compensation surveys. The survey group includes companies of similar size and complexity from both the service sector and general industry. The survey group includes some of the companies in the Dow Jones Industrial & Commercial Services Index.

  The committee determines the compensation of the Company's executive officers, reviews the policies established for the next level of key management (approximately 65), and evaluates and recommends all compensation plans that use stock as an award vehicle. This process is designed to ensure congruity throughout the management compensation program. In reviewing the individual performance of the executives whose compensation is detailed in this proxy statement (other than Mr. Trauscht), the committee takes into account the views of Mr. Trauscht.

 Base Salary

  The committee targets base salaries to be at or slightly above competitive median levels provided to executives with similar responsibilities at comparable companies. However, base salary levels for Mr. Trauscht and the named executive officers are governed by individual employment agreements entered into in connection with the 1987 leveraged acquisition of the Company. Initial salary levels and subsequent adjustments were determined by a committee that consisted solely of individuals that were affiliated with Merrill Lynch & Co., which through various affiliates currently controls approximately 47 percent of the voting power of the Company.

  Mr. Trauscht's base salary approximates the 60th percentile of base pay levels provided to chief executive officers of comparable companies as reported in published executive compensation survey reports. The committee determined that the base salaries of Mr. Trauscht and the named executive officers were generally consistent with the Company's strategy and did not recommend base salary increases. The persons named in the Summary Compensation Table were the only executive officers of the Company at year end.

 Annual Bonus

  The Company's executive officers are eligible for an annual cash bonus. Eligible executives are assigned threshold, target and maximum bonus levels expressed as a percentage of the base salary. The assigned percentages are based on the Company's past practice and bonus opportunities at comparable companies. For 1994, Mr. Trauscht's bonus opportunity approximated 50% of base salary at the target level and 75% of the maximum level.

  The committee establishes performance objectives based on the Company's earnings per share. If the threshold level of earnings is not met, no bonus is paid. In 1994, the Company did not meet the threshold level of performance and no executive officer received a bonus.

  Although annual bonuses depend primarily on the achievement of established performance objectives, the committee may adjust bonus awards based on other financial or non-financial actions that the committee believes will benefit long-term stockholder value.

 Stock Incentive Plan

  The Company uses stock incentives to align the executives' interests with those of the stockholders and motivate the executives to continue the long-term focus required for the Company's future success. The Company's long-term performance ultimately determines compensation from stock options, since stock option value is entirely dependent on long-term appreciation of the Company's stock price. Individual executive stock awards are based on level of position, individual contribution, current base salary and annual bonus opportunity and size and timing of previous stock awards. The committee also reviews an analysis of median competitive data provided in published executive compensation survey reports.

  During 1994, the committee awarded options to each of the Company's executive officers, including an option award of 100,000 shares to Mr. Trauscht. This award was the first option award to executive officers since 1988 and is consistent with the committee's objective to align the executive's interest with that of the stockholders.

                                          Robert A. McCabe, Chairman
                                          Albert J. Fitzgibbons, III
                                          Alexis P. Michas
                                          H. Norman Schwarzkopf

PERFORMANCE GRAPH

  The graph below compares the percentage change in cumulative total stockholder return on the Company's Common Stock with (i) the cumulative total return of the Standard and Poor's MidCap 400 and (ii) the Dow Jones Industrial & Commercial Services Index. The total return for each of the components assumes that $100 was invested on January 20, 1993, the date that the Company's Common Stock started trading on the New York Stock Exchange, and the reinvestment of dividends as they were paid. The S&P MidCap 400 tracks the aggregate price performance of equity securities of 400 companies selected in the market capitalization range of $300 million to $4 billion. The DJ Index tracks the price performance of equity securities of companies that provide services to other commercial enterprises.



                             [GRAPH APPEARS HERE]

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
    AMONG BORG WARNER SEC CORP, S&P MIDCAP 400 AND DJ IND & COMM SRVE-GENL


                                                         D J IND &
Measurement Period           BORG WARNER    S&P          COMM SRVE-
(Fiscal Year Covered)        SEC GROUP      MIDCAP 400   GENL
-------------------          -----------    ----------   ----------
Measurement Pt-
 1/20/93                     $100           $100         $100
FYE 06/30/93                 $103           $106         $ 99
FYE 12/31/93                 $103           $114         $104
FYE 06/30/94                 $ 56           $106         $ 98
FYE 12/31/94                 $ 49           $110         $101


CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

INDEBTEDNESS

  Certain members of management incurred indebtedness to the Company in 1987 in respect of money borrowed to purchase shares of Common Stock. The indebtedness is evidenced by recourse notes bearing interest at the federal statutory rate in effect for the month in which such recourse borrowing occurred (generally 6.22%), and secured by a pledge of the Common Stock purchased by such person. The notes must be repaid from the net proceeds of any sale of such shares by such person and all principal of, and accrued and unpaid interest on, the notes is due and payable ten years after date of issuance. Of such indebtedness, approximately $1 million was outstanding at December 31, 1994. The indebtedness of the executive officers of the Company whose above described indebtedness exceeded $60,000 during 1994, is as follows (excluding interest, which is payable in cash annually):

                                                                      MAXIMUM
                                                                    INDEBTEDNESS
                                                                      INCURRED
                                                                    ------------
     Neal F. Farrell...............................................   $199,800
     John D. O'Brien...............................................    187,313
     Donald C. Trauscht............................................    500,000
     Timothy M. Wood...............................................     89,910

AGREEMENTS WITH BW-AUTOMOTIVE

  As part of the recapitalization of the Company that included the Company's initial public offering, the Company distributed all of the outstanding common stock of Borg-Warner Automotive, Inc. ("BW-Automotive") to the Company's stockholders of record as of January 22, 1993 (the "Spin-Off"). The group that currently controls approximately 47% of the voting power of the Company is also the controlling stockholder of BW-Automotive. In connection with the Spin-Off, the Company and BW-Automotive entered into a Distribution and Indemnity Agreement, a Service Agreement, a Tax Sharing Agreement, a Benefits Agreement and a Trademark and Trade Name License Agreement. The terms of such agreements, as well as the Spin-Off itself, were approved by the Board of Directors of the Company.

  The Distribution and Indemnity Agreement provides for, among other things, the principal corporate transactions required to effect the Spin-Off and certain other agreements governing the relationship between the Company and BW-Automotive with respect to or in consequence of the Spin-Off. Subject to certain exceptions, such agreement provides for certain cross-indemnities designed principally to place financial responsibility for the liabilities of BW-Automotive and its subsidiaries with BW-Automotive and financial responsibility for the liabilities of the Company and its other subsidiaries with the Company.

  The Service Agreement provides that BW-Automotive will sublease from the Company office space at the Company's corporate headquarters in Chicago until May 31, 1999 (or, if earlier, the expiration or termination of the Company's current lease), with the amounts payable under such sublease to be equal to 50% of the rent and common overhead expenses payable by the Company related to its lease of the premises. In 1994, such amounts paid by the Company aggregated approximately $2 million.

  During 1994, the Company performed services relating to human resources, employee benefit plans, risk management and corporate communications for BW-Automotive and was paid 50% of the Company's costs and expenses incurred in maintaining the staff required to perform such services. For a 5-year period ending August 31, 1998, the Company has agreed to perform for BW-Automotive such services relating to government affairs and relations with the legislative, regulatory and executive branches of the federal government as BW-Automotive may request. For such services, BW-Automotive will pay the Company 40% of the Company's costs and expenses incurred in maintaining the staff required to perform such services. The agreement may be terminated by either party at any time on or after September 1, 1995.

  BW-Automotive was included in the consolidated federal income tax returns of the Company through December 31, 1992. The Tax Sharing Agreement provides that BW-Automotive must pay to the Company the amount of any U.S. federal income tax benefit realized with respect to any U.S. federal income tax losses from periods before 1993. The Tax Sharing Agreement provides that any loss, deduction or credit of BW-Automotive arising after 1992 that is available as a carryback to periods before 1993 may only be carried back with the Company's consent and will be for BW-Automotive's benefit.

  The Tax Sharing Agreement provides that all tax returns, other than the Company's 1992 consolidated federal income tax returns, are to be filed by the company which filed the corresponding return for the most recent tax period. Each of the Company and BW-Automotive shall pay the other party the amounts of taxes attributable to its income in a return filed by the other party, other than the Company's 1992 consolidated federal income tax return. In addition, the Company shall pay BW-Automotive the portion of BW-Automotive's 1993 consolidated federal income tax liability (and BW-Automotive shall pay the Company the amount of BW-Automotive's 1993 consolidated federal net operating loss) attributable to the 1993 pre-Spin-Off period.

  Since BW-Automotive's liability for deferred taxes caused by temporary differences was less than the amount of the deferred tax liability recorded on the balance sheet on the date of the Spin-Off, BW-Automotive paid the Company the difference. Since the alternative minimum tax carryover allocated to BW-Automotive was less than the amount recorded on such balance sheet, the Company paid BW-Automotive the difference.

  Generally, the Tax Sharing Agreement provides that if any audit adjustment results in a Tax Benefit (as defined in the Tax Sharing Agreement) to BW-Automotive, BW-Automotive must pay to the Company the amount of such Tax Benefit and if any audit adjustment results in a Tax Detriment (as defined in the Tax Sharing Agreement) to BW-Automotive, the Company must pay to BW-Automotive the amount of such Tax Detriment.

  BW-Automotive has agreed to indemnify the Company (but not its stockholders) against any liability resulting from any transaction after the date of the Spin-Off involving the stock or assets, or any combination thereof, of BW-Automotive or any of its subsidiaries which causes the Spin-Off to fail to qualify as tax-free under Code Section 355.

  BW-Automotive has agreed that for a three-year period following the date of the Spin-Off, it will not (a) cease to be engaged in the active conduct of a trade or business within the meaning of the Code, (b) except in certain limited circumstances, redeem shares of BW-Automotive stock, or (c) liquidate or merge with another corporation, unless an opinion is obtained from counsel to BW-Automotive to the effect that such transaction would not adversely affect the federal income tax consequences of the Spin-Off to the Company, BW-Automotive or the Company's stockholders.

  The Benefits Agreement provides for, among other things, the allocation of assets and liabilities and other matters relating to their employee benefit arrangements following the Spin-Off. Subject to certain exceptions, such agreement provides for certain cross-indemnities designed principally to place financial responsibility for liabilities arising under the employee benefit plans of BW-Automotive with BW-Automotive with respect to BW-Automotive employees and financial responsibility for liabilities arising under employee benefit plans of the Company with the Company with respect to Company employees.

  During 1994 the Company assigned to BW-Automotive certain trademarks and trade names used in BW-Automotive's business that were previously licensed to BW-Automotive. In consideration for such assignment and the assignment of a third party license agreement relating to the use of such marks in the automotive business, BW-Automotive paid $10 million to the Company. BW-Automotive also agreed to pay an additional $7.5 million upon the occurrence of certain events, including a change in control of BW-Automotive.

EMERSON ENVIRONMENTAL MATTERS

  Morse Industrial. In 1982, Emerson Electric Co. ("Emerson"), the President of which is Mr. Adorjan, a director of the Company, purchased substantially all of the assets of the Morse Industrial North America operations of the Company's predecessor ("Old Borg-Warner"), including facilities in Ithaca, New York, Denver, Colorado and Aurora, Illinois. Subsequent to the sale, groundwater contamination was discovered on the Ithaca site.

  In 1988, Emerson agreed with the New York Department of Environmental Conservation to investigate, perform a feasibility study and design and implement a remedial program for the Ithaca site (the "Ithaca Remediation"). In 1990, to settle lawsuits filed by Emerson against Old Borg-Warner and the Company, Emerson and the Company agreed that with respect to the Ithaca Remediation (1) the Company will pay the first $11 million of all costs and expenses, (2) Emerson will pay the next $5.5 million of costs and expenses, and
(3) the Company and Emerson shall share equally in the payment of any remaining costs and expenses. The Company provided a letter of credit in the amount of $11 million to secure its obligations for the Ithaca Remediation. A remedial investigation is currently ongoing at the Ithaca site. During 1994, the Company paid approximately $190,000 in connection with the Ithaca Remediation.

  Concerning the Denver and Aurora sites, the Company and Emerson agreed to share equally in any and all costs and expenses incurred in response to all environmental problems arising out of hazardous substances on or emanating from those sites. Remediation of soil and groundwater contamination is currently ongoing at these two sites. During 1994, the Company paid approximately $61,000 in connection with such sites.

  The Company also agreed to indemnify Emerson for toxic tort liabilities attributable to (1) Old Borg-Warner's use and operation of the manufacturing facility on the Ithaca site, (2) the release of trichloroethylene from or in the vicinity of the Ithaca site and (3) the release of polychlorinated biphenyls on, from or in the vicinity of the scrap conveyer loading area on the Ithaca site and liabilities under Superfund or otherwise with respect to hazardous wastes generated or used during Old Borg-Warner's ownership or use of the Ithaca, Denver and Aurora sites and transported from those sites to off-site disposal sites.

  Emerson agreed to indemnify Old Borg-Warner and the Company for (1) toxic tort liabilities attributable to Emerson's use and operation of the manufacturing facility on the Ithaca site and (2) liabilities under Superfund or otherwise with respect to hazardous wastes transported by Emerson after December 31, 1982 from the Ithaca, Denver or Aurora sites to off-site disposal sites, provided that such hazardous wastes were not the result of any release that occurred during Old Borg-Warner's ownership of the Ithaca, Denver and Aurora sites.

  Santa Ana. In 1973, Emerson purchased Old Borg-Warner's facility in Santa Ana, California. In 1989, Emerson sold the facility to an unrelated third party. At the time of the 1989 sale, Emerson discovered soil and groundwater contamination in and around the facility. Emerson and the United States and California environmental agencies are determining the appropriate remedial procedure at the site.

  The Company and Emerson agree that both companies contributed to the contamination at the site. The companies are currently negotiating an understanding with respect to their respective share of any liability for remediation of the site. The Company expects that it will conclude negotiations with Emerson during 1995 and that the Company will pay a portion of the costs that Emerson has expended to date and a portion of the future costs associated with the remediation. The Company cannot estimate at this time the ultimate cost of the remediation because of uncertainties regarding the level of remediation and choice of technologies to be used, the Company's share of liability for such remediation and the time period over which remediation may occur.

2. RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

  The Board of Directors proposes that the stockholders approve the selection by the Finance and Audit Committee of Deloitte & Touche LLP to serve as the Company's independent auditors for the 1995 fiscal year. The Board of Directors anticipates that representatives of Deloitte & Touche LLP will be present at the meeting to respond to appropriate questions, and they will have an opportunity, if they desire, to make a statement.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE INDEPENDENT AUDITORS. YOUR PROXY WILL BE SO VOTED UNLESS YOU SPECIFY OTHERWISE.

STOCKHOLDER PROPOSAL

  The Company has been informed that a stockholder intends to present the following resolution for consideration at the meeting:

    RESOLVED: That the Chairman of the Board of Directors must be an independent director who does not also hold the position of Chief Executive Officer.

  The Company notes that the proponent of such resolution is the International Brotherhood of Teamsters, which has won elections to represent employees of the Company's Pony Express Courier unit in certain locations. The union's organization attempt has been marked by violence against employees and property of the Company. The union has indicated that it owns 100 shares of Common Stock.

  The Board of Directors of the Company believes that the proposal is not in the best interests of the Company or its stockholders. Under the present structure, the Company benefits from having one person serve as chairman and chief executive because the Board is able to interact directly with the person among them most attuned to the Company's day-to-day issues and management's vision for the Company's future. The chief executive oversees all areas of the Company, and his or her participation on the board is useful to both the other directors and the chief executive.

  The Board believes that its independence is not compromised by having a single person serve as chairman and chief executive. The functions of the board are carried out at the full board and board committee level. Each of the directors is a full and equal participant in the major strategic and policy decisions of the Company. A principal role of the chairman is to propose the general agenda for board meetings from among the many issues facing the Company on a day-to-day basis. The agenda provides a framework for discussion, but does not limit consideration of other matters by the Board.

  Stockholders should be aware that the Compensation Committee of the Board consists of four directors who are not employees of the Company, including two persons who are affiliated with the Company's largest stockholder. The Compensation Committee, as detailed in its report appearing elsewhere in this proxy statement, reviews and evaluates the performance of all executive officers of the Company, including the chief executive.

  The Board believes that while under certain circumstances it may be appropriate for separate individuals to serve as chairman and chief executive, it would be detrimental to the Company to impose the rigid requirement of an independent chairman at all times irrespective of the Company's particular circumstances. The Board believes that the Company has benefitted from the full attention, consistent direction and decisiveness of a single individual serving as both chairman and chief executive officer, subject to oversight by the Company's board as a whole. The strict mandate of the proposal would eliminate the organizational flexibility necessary to respond to changes in the Company's circumstances, an ability the Board believes is necessary to meet the many challenges ahead.

  If presented at the meeting, the proposal must receive affirmative votes from a majority of the votes cast by stockholders entitled to vote thereon. The Company will count abstentions as part of the total number of votes cast and will count broker non-votes as not voting for purposes of determining the number of votes cast with respect to the proposal.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE PROPOSAL TO SEPARATE THE OFFICES OF CHAIRMAN AND CHIEF EXECUTIVE. YOUR PROXY WILL BE SO VOTED UNLESS YOU SPECIFY OTHERWISE.

OTHER INFORMATION

  Stockholder proposals to be presented at the 1996 Annual Meeting must be received by the Company on or before November 22, 1995 for inclusion in the proxy statement relating to that meeting. Proposals should be sent to the attention of the Corporate Secretary. In addition, the Company's Bylaws contain certain requirements with respect to the submission of proposals and the nomination of directors at any stockholder meeting.

  The Company will furnish, without charge, to each person whose proxy is being solicited, upon request of such person, one copy of the Company's Annual Report on Form 10-K for the year ended December 31, 1994, as filed with the Securities and Exchange Commission. Requests for copies of such report should be directed to the Corporate Secretary, 200 South Michigan Avenue, Chicago, Illinois 60604.

                                          Borg-Warner Security Corporation

                       BORG-WARNER SECURITY CORPORATION

           NOTICE OF ANNUAL MEETING OF STOCKHOLDERS APRIL 25, 1995

  The Annual Meeting of Stockholders of Borg-Warner Security Corporation will be held on Tuesday, April 25, 1995 at 10:00 a.m. at the Company's headquarters located at 200 South Michigan Avenue, Chicago, Illinois, for the purposes described on the reverse side.

  Only stockholders at the close of business on March 14, 1995 will be entitled to vote at the meeting or any adjournment or postponement thereof.

  The Proxy is Solicited on Behalf of the Board of Directors. The undersigned hereby appoints Neal F. Farrell, Donald C. Trauscht and Edwin L. Lewis III as Proxies, each with the power to appoint his substitute, to represent and to vote, as designated on the reverse side, all the shares of Common Stock of Borg-Warner Security Corporation held of record by the undersigned on March 14, 1995 at the annual meeting of stockholders to be held on April 25, 1995 or any adjournment thereof.

PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. YOUR VOTE IS IMPORTANT.

1. ELECTION OF DIRECTORS

FOR ALL NOMINEES     WITHHOLD AUTHORITY (to           EXCEPTIONS* (as indicated
LISTED BELOW         vote for all nominees below)     to the contrary below)
      [_]                         [_]                            [_]

Class III Directors to serve for the next three years: J. Joe Adorjan, James J. Burke, Jr., Albert J. Fitzgibbons, III
(INSTRUCTIONS: To withhold authority to vote for any individual nominee mark the "Exceptions" box and write that nominee's name on space provided below.)

   "Exceptions__________________________________________________________

2. To ratify the appointment of Deloitte & Touche LLP as independent auditors for the Company for 1995.


   FOR   [_]           AGAINST    [_]           ABSTAIN    [_]

3. Stockholder proposal to separate the offices of chairman and chief executive.

   FOR   [_]           AGAINST    [_]           ABSTAIN    [_]

4. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

This proxy when duly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted for Proposals 1 and 2 and against Proposal 3.

PROXY DEPARTMENT           Address Change            Admission Ticket
NEW YORK, N.Y.             and/or Comments           to the Annual Meeting
10209-017                  Mark Here   [_]           Mark Here   [_]

                   Please sign exactly as your name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by an authorized officer. If a partnership, please sign in partnership name by authorized person.

                           Dated: _______________________________________

                           ______________________________________________
                                             Signature

                           ______________________________________________
                                     Signature, if held jointly

            Votes must be indicated (X) in Black or Blue ink.   [X]